                                                Exhibit 10.3
INVESTMENT SUB-ADVISORY AGREEMENT
This Investment Sub-Advisory Agreement, effective as of January 1, 2025, is made by and between Blackstone Private Credit Fund, a Delaware statutory trust (herein referred to as the “Fund”), Blackstone Private Credit Strategies LLC (the “Adviser”) and Blackstone Credit BDC Advisors LLC, a Delaware limited liability company (herein referred to as the “Sub-Adviser”) (this “Agreement”).
WHEREAS, the Adviser has been retained by the Fund to provide investment management services to the Fund pursuant to an investment advisory agreement (the “Investment Advisory Agreement”); and
WHEREAS, the Fund’s Board of Trustees has duly consented to and approved the appointment of the Sub-Adviser to provide investment advisory services to a portion of the assets of the Fund allocated to the Sub-Adviser (the “Allocated Portion”) in the manner and on the terms hereinafter set forth; and
WHEREAS, the Adviser, acting pursuant to the Investment Advisory Agreement, wishes to engage the Sub-Adviser to provide certain investment advisory services to the Fund, and the Sub-Adviser is willing to perform the duties and responsibilities as Sub-Adviser to the Fund.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties as follows:
1.Appointment of Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to act as Sub-Adviser to the Fund with respect to the Allocated Portion, and the Sub-Adviser hereby undertakes and agrees, upon the terms and conditions herein set forth, to provide investment advisory services to the Allocated Portion and in connection therewith to, in accordance with the Fund’s investment objective, policies and restrictions as in effect from time to time:
(a)determining the composition of the Allocated Portion’s portfolio, the nature and timing of the changes to the Allocated Portion’s portfolio and the manner of implementing such changes in accordance with the Allocated Portion’s investment policies and restrictions;
(b)identifying investment opportunities and making investment decisions for the Allocated Portion, including negotiating the terms of investments in, and dispositions of, portfolio securities and other instruments on the Fund’s behalf;
(c)monitoring the Allocated Portion’s investments;
(d)performing due diligence on prospective portfolio companies;

(e)exercising voting rights in respect of portfolio securities and other investments for the Fund;
(f)serving on, and exercising observer rights for, boards of directors and similar committees of the Fund’s portfolio companies;
(g)negotiating, obtaining and managing financing facilities and other forms of leverage; and
(h)providing the Fund with such other investment advisory and related services as the Fund may, from time to time, reasonably require for the investment of capital, which may include, without limitation:
(i)making, in consultation with the Fund’s board of trustees (the “Board of Trustees”), investment strategy decisions for the Fund;
(ii)reasonably assisting the Board of Trustees and the Fund’s other service providers with the valuation of the Fund’s assets;
(iii)directing investment professionals of the Sub-Adviser or non-investment professionals of the Administrator (as defined below) to provide managerial assistance to portfolio companies of the Fund as requested by the Fund, from time to time; and
(iv)exercising voting rights in respect of the Fund’s portfolio securities and other investments.
(i)The Sub-Adviser shall, upon request by an official or agency administering the securities laws of a state (a “State Administrator”), submit to such State Administrator the reports and statements required to be distributed to the Fund’s shareholders pursuant to this Agreement, any registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”) and applicable federal and state law.
(j)The Sub-Adviser has a fiduciary responsibility and duty to the Fund for the safekeeping and use of all the funds and assets of the Fund, whether or not in the Sub-Adviser’s immediate possession or control. The Sub-Adviser shall not employ, or permit another to employ, such funds or assets except for the exclusive benefit of the Fund. The Sub-Adviser shall not contract away any fiduciary obligation owed by the Sub-Adviser to the Fund’s shareholders under common law.
Subject to the supervision of the Board of Trustees and the Adviser, the Sub-Adviser shall have the power and authority on behalf of the Fund to effectuate its investment decisions for the Allocated Portion of the Fund, including the execution and delivery of all documents relating to the Fund’s investments, the placing of orders for other purchase or sale transactions on behalf of the Fund and causing the Fund to pay investment-related expenses. In the event that the Fund determines to acquire debt financing, the Sub-Adviser will arrange for such financing on the Fund’s behalf. If it is necessary or appropriate for the Sub-Adviser to make investments on behalf of the Fund through a special purpose vehicle, the Sub-Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle (in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”)).
The Adviser acknowledges that the Sub-Adviser makes no warranty that any investments made by the Sub-Adviser hereunder will not depreciate in value or at any time not be affected by adverse tax consequences, nor does it give any warranty as to the performance or profitability of the assets or the success of any investment strategy recommended or used by the Sub-Adviser.
2.Expenses. In connection herewith, the Sub-Adviser agrees to maintain a staff within its organization to furnish the above services to the Fund. The Sub-Adviser shall bear all expenses arising out of its duties hereunder, except as provided in this Section 2.
Except as specifically provided below and above in Section 1 hereof, the Fund anticipates that all investment professionals and staff of the Sub-Adviser, when and to the extent engaged in providing investment advisory services to the Fund, and the base compensation, bonus and benefits, and the routine overhead expenses, of such personnel allocable to such services, will be provided and paid for by the Sub-Adviser. The Fund will bear all other costs and expenses of the Fund’s operations, administration and transactions, including, but not limited to:
(a)the Fund’s allocable portion of compensation and other expenses incurred by Blackstone Private Credit Strategies LLC, or its predecessor, (the “Administrator”) in performing its administrative obligations under the administration agreement between the Fund and the Administrator (the “Administration Agreement”), including but not limited to: (i) the Fund’s chief compliance officer, chief financial officer and their respective staffs; (ii) investor relations, legal, operations and other non-investment professionals at the Administrator that perform duties for the Fund; and (iii) any internal audit group personnel of Blackstone Inc. (“Blackstone”) or any of its affiliates. Excluded from the allowable reimbursement shall be:
(i)rent or depreciation, utilities, capital equipment, and other administrative items of the Administrator; and
(ii)salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to any Controlling Person of the Administrator. The term “Controlling Person” shall mean a person, whatever his or her title, who performs functions for the Administrator similar to those of (a) the chairman or other member of a board of directors, (b) executive officers or (c) those holding 10% or more equity interest in the Administrator, or a person having the power to direct or cause the direction of the Administrator, whether through the ownership of voting securities, by contract or otherwise; and
(b)all other expenses of the Fund’s operations, administrations and transactions including, without limitation, those relating to:

(i)organization and offering expenses associated with this offering (including legal, accounting, printing, mailing, subscription processing and filing fees and expenses and other offering expenses, including costs associated with technology integration between the Fund’s systems and those of participating intermediaries, reasonable bona fide due diligence expenses of participating intermediaries supported by detailed and itemized invoices, costs in connection with preparing sales materials and other marketing expenses, design and website expenses, fees and expenses of the Fund’s escrow agent and transfer agent, fees to attend retail seminars sponsored by participating intermediaries and costs, expenses and reimbursements for travel, meals, accommodations, entertainment and other similar expenses related to meetings or events with prospective investors, intermediaries, registered investment advisors or financial or other advisors, but excluding the shareholder servicing fee);
(ii)all taxes, fees, costs, and expenses, retainers and/or other payments of accountants, legal counsel, advisors (including tax advisors), administrators, auditors (including with respect to any additional auditing required under The Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on Alternative Investment Fund Managers and any applicable legislation implemented by an EEA Member state in connection with such Directive (the “AIFMD”), investment bankers, administrative agents, paying agents, depositaries, custodians, trustees, sub-custodians, consultants (including individuals consulted through expert network consulting firms), engineers, senior advisors, industry experts, operating partners, deal sourcers (including personnel dedicated to but not employed by the Administrator, its affiliates in Blackstone Credit & Insurance or Blackstone), and other professionals (including, for the avoidance of doubt, the costs and charges allocable with respect to the provision of internal legal, tax, accounting, technology or other services and professionals related thereto (including secondees and temporary personnel or consultants that may be engaged on short- or long-term arrangements) as deemed appropriate by the Administrator, with the oversight of the Board of Trustees, where such internal personnel perform services that would be paid by the Fund if outside service providers provided the same services); fees, costs, and expenses herein include (x) costs, expenses and fees for hours spent by its in-house attorneys and tax advisors that provide transactional legal advice and/or services to the Fund or its portfolio companies on matters related to potential or actual investments and transactions and the ongoing operations of the Fund and (y) expenses and fees to provide administrative and accounting services to the Fund or its portfolio companies, and expenses, charges and/or related costs incurred directly by the Fund or affiliates in connection such services (including overhead related thereto), in each case, (I) that are specifically charged or specifically allocated or attributed by the Administrator, with the oversight of the Board of Trustees, to the Fund or its portfolio companies and (II) provided that any such amounts shall not be greater than what would be paid to an unaffiliated third party for substantially similar advice and/or services);

(iii)the cost of calculating the Fund’s net asset value, including the cost of any third-party valuation services;
(iv)the cost of effecting any sales and repurchases of the Shares and other securities;
(v)fees and expenses payable under any intermediary manager and selected intermediary agreements, if any;
(vi)interest and fees and expenses arising out of all borrowings, guarantees and other financings or derivative transactions (including interest, fees and related legal expenses) made or entered into by the Fund, including, but not limited to, the arranging thereof and related legal expenses;
(vii)all fees, costs and expenses of any loan servicers and other service providers and of any custodians, lenders, investment banks and other financing sources;
(viii)costs incurred in connection with the formation or maintenance of entities or vehicles to hold the Fund’s assets for tax or other purposes;
(ix)costs of derivatives and hedging;
(x)expenses, including travel, entertainment, lodging and meal expenses, incurred by the Sub-Adviser, or members of its investment team, or payable to third parties, in evaluating, developing, negotiating, structuring and performing due diligence on prospective portfolio companies, including such expenses related to potential investments that were not consummated, and, if necessary, enforcing the Fund’s rights;
(xi)expenses (including the allocable portions of compensation and out-of-pocket expenses such as travel expenses) or an appropriate portion thereof of employees of the Sub-Adviser to the extent such expenses relate to attendance at meetings of the Board of Trustees or any committees thereof;
(xii)all fees, costs and expenses, if any, incurred by or on behalf of the Fund in developing, negotiating and structuring prospective or potential investments that are not ultimately made, including, without limitation any legal, tax, administrative, accounting, travel, meals, accommodations and entertainment, advisory, consulting and printing expenses, reverse termination fees and any liquidated damages, commitment fees that become payable in connection with any proposed investment that is not ultimately made, forfeited deposits or similar payments;
(xiii)the allocated costs incurred by the Sub-Adviser and the Administrator in providing managerial assistance to those portfolio companies that request it;

(xiv)all brokerage costs, hedging costs, prime brokerage fees, custodial expenses, agent bank and other bank service fees; private placement fees, commissions, appraisal fees, commitment fees and underwriting costs; costs and expenses of any lenders, investment banks and other financing sources, and other investment costs, fees and expenses actually incurred in connection with evaluating, making, holding, settling, clearing, monitoring or disposing of actual investments (including, without limitation, travel, meals, accommodations and entertainment expenses and any expenses related to attending trade association and/or industry meetings, conferences or similar meetings, any costs or expenses relating to currency conversion in the case of investments denominated in a currency other than U.S. dollars) and expenses arising out of trade settlements (including any delayed compensation expenses);
(xv)investment costs, including all fees, costs and expenses incurred in sourcing, evaluating, developing, negotiating, structuring, trading (including trading errors), settling, monitoring and holding prospective or actual investments or investment strategies including, without limitation, any financing, legal, filing, auditing, tax, accounting, compliance, loan administration, travel, meals, accommodations and entertainment, advisory, consulting, engineering, data-related and other professional fees, costs and expenses in connection therewith (to the extent the Sub-Adviser is not reimbursed by a prospective or actual issuer of the applicable investment or other third parties or capitalized as part of the acquisition price of the transaction) and any fees, costs and expenses related to the organization or maintenance of any vehicle through which the Fund directly or indirectly participates in the acquisition, holding and/or disposition of investments or which otherwise facilitate the Fund’s investment activities, including without limitation any travel and accommodations expenses related to such vehicle and the salary and benefits of any personnel (including personnel of Sub-Adviser or its affiliates) reasonably necessary and/or advisable for the maintenance and operation of such vehicle, or other overhead expenses (including any fees, costs and expenses associated with the leasing of office space (which may be made with one or more affiliates of Blackstone as lessor in connection therewith));
(xvi)transfer agent, dividend agent and custodial fees;
(xvii)fees and expenses associated with marketing efforts;
(xviii)federal and state registration fees, franchise fees, any stock exchange listing fees and fees payable to rating agencies;
(xix)independent trustees’ fees and expenses including reasonable travel, entertainment, lodging and meal expenses, and any legal counsel or other advisors retained by, or at the discretion or for the benefit of, the independent trustees;
(xx)costs of preparing financial statements and maintaining books and records, costs of Sarbanes-Oxley Act of 2002 compliance and attestation and costs of preparing and filing reports or other documents with the SEC, Financial Industry Regulatory Authority, U.S. Commodity Futures Trading Commission (“CFTC”) and other regulatory bodies and other reporting and compliance costs, including registration and exchange listing and the costs associated with reporting and compliance obligations under the 1940 Act and any other applicable federal and state securities laws, and the compensation of professionals responsible for the foregoing;
(xxi)all fees, costs and expenses associated with the preparation and issuance of the Fund’s periodic reports and related statements (e.g., financial statements and tax returns) and other internal and third-party printing (including a flat service fee), publishing (including time spent performing such printing and publishing services) and reporting-related expenses (including other notices and communications) in respect of the Fund and its activities (including internal expenses, charges and/or related costs incurred, charged or specifically attributed or allocated by the Fund or the Sub-Adviser or its affiliates in connection with such provision of services thereby);
(xxii)the costs of any reports, proxy statements or other notices to shareholders (including printing and mailing costs) and the costs of any shareholder or Trustee meetings;
(xxiii)proxy voting expenses;
(xxiv)costs associated with an exchange listing;
(xxv)costs of registration rights granted to certain investors;
(xxvi)any taxes and/or tax-related interest, fees or other governmental charges (including any penalties incurred where the Sub-Adviser lacks sufficient information from third parties to file a timely and complete tax return) levied against the Fund and all expenses incurred in connection with any tax audit, investigation, litigation, settlement or review of the Fund and the amount of any judgments, fines, remediation or settlements paid in connection therewith;
(xxvii)all fees, costs and expenses of any litigation, arbitration or audit involving the Fund any vehicle or its portfolio companies and the amount of any judgments, assessments fines, remediations or settlements paid in connection therewith, Trustees and officers, liability or other insurance (including costs of title insurance) and indemnification (including advancement of any fees, costs or expenses to persons entitled to indemnification) or extraordinary expense or liability relating to the Fund’s affairs;
(xxviii)all fees, costs and expenses associated with the Fund’s information, obtaining and maintaining technology (including the costs of any professional service providers), hardware/software, data-related communication, market data and research (including news and quotation equipment and services and including costs allocated by the Sub-Adviser’s or its affiliates’ internal and third-party research group (which are generally based on time spent, assets under management, usage rates, proportionate holdings or a combination thereof or other reasonable methods determined by the Administrator) and expenses and fees (including compensation costs) charged or specifically attributed or allocated by the Sub-Adviser and/or its affiliates for data-related services provided to the Fund and/or its portfolio companies (including in connection with prospective investments), each including expenses, charges, fees and/or related costs of an internal nature; provided, that any such expenses, charges or related costs shall not be greater than what would be paid to an unaffiliated third party for substantially similar services) reporting costs (which includes notices and other communications and internally allocated charges), and dues and expenses incurred in connection with membership in industry or trade organizations;
(xxix)the costs of specialty and custom software for monitoring risk, compliance and the overall portfolio, including any development costs incurred prior to the filing of the Fund’s election to be treated as a business development company;
(xxx)costs associated with individual or group shareholders;
(xxxi)fidelity bond, trustees and officers errors and omissions liability insurance and other insurance premiums;
(xxxii)direct costs and expenses of administration, including printing, mailing, long distance telephone, copying and secretarial and other staff;
(xxxiii)all fees, costs and expenses of winding up and liquidating the Fund’s assets;
(xxxiv)extraordinary expenses (such as litigation or indemnification);
(xxxv)all fees, costs and expenses related to compliance-related matters (such as developing and implementing specific policies and procedures in order to comply with certain regulatory requirements) and regulatory filings; notices or disclosures related to the Fund’s activities (including, without limitation, expenses relating to the preparation and filing of filings required under the Securities Act, TIC Form SLT filings, Internal Revenue Service filings under FATCA and FBAR reporting requirements applicable to the Fund or reports to be filed with the CFTC, reports, disclosures, filings and notifications prepared in connection with the laws and/or regulations of jurisdictions in which the Fund engages in activities, including any notices, reports and/or filings required under the AIFMD, European Securities and Markets Authority and any related regulations, and other regulatory filings, notices or disclosures of the Sub-Adviser relating to the Fund and its affiliates relating to the Fund, and their activities) and/or other regulatory filings, notices or disclosures of the Sub-Adviser and its affiliates relating to the Fund including those pursuant to applicable disclosure laws and expenses relating to FOIA requests, but excluding, for the avoidance of doubt, any expenses incurred for general compliance and regulatory matters that are not related to the Fund and its activities;
(xxxvi)costs and expenses (including travel) in connection with the diligence and oversight of the Fund’s service providers;
(xxxvii)costs and expenses, including travel, meals, accommodations, entertainment and other similar expenses, incurred by the Sub-Adviser or its affiliates for meetings with existing investors and any intermediaries, registered investment advisors, financial and other advisors representing such existing investors; and
(xxxviii)all other expenses incurred by the Administrator in connection with administering the Fund’s business.
(xxxix)In addition to the compensation paid to the Sub-Adviser pursuant to Section 5, the Adviser shall reimburse the Sub-Adviser for all expenses of the Fund incurred by the Sub-Adviser as well as the actual cost of goods and services used for or by the Fund and obtained from entities not affiliated with the Sub-Adviser. The Sub-Adviser or its affiliates may be reimbursed for the administrative services performed by it or such affiliates on behalf of the Fund pursuant to any separate administration or co-administration agreement with the Sub-Adviser; however, no reimbursement shall be permitted for services for which the Sub-Adviser is entitled to compensation by way of a separate fee. Excluded from the allowable reimbursement shall be:
(i) rent or depreciation, utilities, capital equipment, and other administrative items of the Sub-Adviser; and
(ii) salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to any Controlling Person of the Sub-Adviser. The term “Controlling Person” shall mean a person, whatever his or her title, who performs functions for the Sub-Adviser similar to those of (a) the chairman or other member of a board of directors, (b) executive officers or (c) those holding 10% or more equity interest in the Sub-Adviser, or a person having the power to direct or cause the direction of the Sub-Adviser, whether through the ownership of voting securities, by contract or otherwise.
From time to time, the Sub-Adviser, the Administrator or their or its affiliates may pay third-party providers of goods or services. The Adviser will reimburse the Sub-Adviser, the Administrator or such affiliates thereof for any such amounts paid on the Fund’s behalf. From time to time, the Sub-Adviser or the Administrator may defer or waive fees and/or rights to be reimbursed for expenses. All of the foregoing expenses will ultimately be borne by the Fund’s shareholders.

3.Transactions with Affiliates. The Sub-Adviser is authorized on behalf of the Allocated Portion of the Fund, from time to time when deemed to be in the best interests of the Fund and to the extent permitted by applicable law, to purchase and/or sell securities in which the Sub-Adviser or any of its affiliates underwrites, deals in and/or makes a market and/or may perform or seek to perform investment banking services for issuers of such securities. The Sub-Adviser is further authorized, to the extent permitted by applicable law, to select brokers (including any brokers affiliated with the Sub-Adviser) for the execution of trades for the Allocated Portion of the Fund.
4.Best Execution; Research Services.
(a)The Sub-Adviser is authorized, for the purchase and sale of the Allocated Portion of the Fund’s portfolio securities, to employ such dealers and brokers as may, in the judgment of the Sub-Adviser, implement the policy of the Fund to obtain the best results, taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm’s general execution and operational facilities and the firm’s risk in positioning the securities involved. Consistent with this policy, the Sub-Adviser is authorized to direct the execution of the Allocated Portion of the Fund’s portfolio transactions to dealers and brokers furnishing statistical information or research deemed by the Sub-Adviser to be useful or valuable to the performance of its investment advisory functions for the Fund. It is understood that in these circumstances, as contemplated by Section 28(e) of the Securities Exchange Act of 1934, as amended, the commissions paid may be higher than those which the Fund might otherwise have paid to another broker if those services had not been provided. Information so received will be in addition to and not in lieu of the services required to be performed by the Sub-Adviser. It is understood that the expenses of the Sub-Adviser will not necessarily be reduced as a result of the receipt of such information or research. Research services furnished to the Sub-Adviser by brokers who effect securities transactions for the Fund may be used by the Sub-Adviser in servicing other investment companies, entities or funds and accounts which it manages. Similarly, research services furnished to the Sub-Adviser by brokers who effect securities transactions for other investment companies, entities or funds and accounts which the Sub-Adviser manages may be used by the Sub-Adviser in servicing the Fund. It is understood that not all of these research services are used by the Sub-Adviser in managing any particular account, including the Fund.
The Sub-Adviser and its affiliates may aggregate purchase or sale orders for the assets with purchase or sale orders for the same security for other clients’ accounts of the Sub-Adviser or of its affiliates, the Sub-Adviser’s own accounts and hold proprietary positions in accordance with its current aggregation and allocation policy (collectively, the “Advisory Clients”), but only if (x) in the Sub-Adviser’s reasonable judgment such aggregation results in an overall economic or other benefit to the assets taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses and factors and (y) the Sub-Adviser’s actions with respect to aggregating orders for multiple Advisory Clients, as well as the Fund, are consistent with applicable law. However, the Sub-Adviser is under no obligation to aggregate any such orders under any circumstances.
(b)All Front End Fees (as defined in the Fund’s Fifth Amended and Restated Declaration of Trust (the “Declaration of Trust”) shall be reasonable and shall not exceed 18% of the gross proceeds of any offering, regardless of the source of payment and the percentage of gross proceeds of any offering committed to investment shall be at least eighty-two percent (82%). All items of compensation to underwriters or dealers, including, but not limited to, selling commissions, expenses, rights of first refusal, consulting fees, finders’ fees and all other items of compensation of any kind or description paid by the Fund, directly or indirectly, shall be taken into consideration in computing the amount of allowable Front End Fees.
5.Remuneration.
The Adviser agrees to pay, and the Sub-Adviser agrees to accept, as compensation for the services provided by the Sub-Adviser hereunder, a base management fee and an incentive fee initially paid by the Fund to the Adviser as set forth in Exhibit A to this Agreement. The Adviser shall make any payments due hereunder to the Sub-Adviser or to the Sub-Adviser’s designee as the Sub-Adviser may otherwise direct. The Adviser shall pay to the Sub-Adviser its pro rata portion of the management fee and the incentive fee described in Exhibit A based on the gross asset value of the Allocated Portion. The fees that are payable under this Agreement for any partial period will be appropriately prorated.
6.Representations and Warranties.
(a)The Sub-Adviser represents and warrants that it is duly registered and authorized as an investment adviser under the Investment Advisers Act, and the Sub-Adviser agrees to maintain effective all material requisite registrations, authorizations and licenses, as the case may be, until the termination of this Agreement.
(b)The Sub-Adviser shall assist the Adviser in preparing or shall assist in causing to be prepared and distributed to shareholders during each year the following reports of the Fund (either included in a periodic report filed with the SEC or distributed in a separate report) (i) within sixty (60) days of the end of each quarter, a report containing the same financial information contained in the Fund’s Quarterly Report on Form 10-Q filed by the Fund under the Securities Exchange Act of 1934, as amended and (ii) within one hundred and twenty (120) days after the end of the Fund’s fiscal year, an annual report that shall include financial statements prepared in accordance with U.S. GAAP which are audited and reported on by independent certified public accountants; (ii) a report of the material activities of the Fund during the period covered by the report; (iii) where forecasts have been provided to the Fund’s shareholders, a table comparing the forecasts previously provided with the actual results during the period covered by the report; and (iv) a report setting forth distributions to the Fund’s shareholders for the period covered thereby and separately identifying distributions from: (A) cash flow from operations during the period; (B) cash flow from operations during a prior period which have been held as reserves; (C) proceeds from disposition of assets; and (D) reserves from the gross proceeds of the Fund’s offering.
7.Services Not Deemed Exclusive. The Adviser, the Fund and the Board of Trustees acknowledge and agree that:
(a)the services provided hereunder by the Sub-Adviser are not to be deemed exclusive, and the Sub-Adviser and any of its affiliates or related persons are free to render similar services to others and to use the research developed in connection with this Agreement for other Advisory Clients or affiliates. The Fund agrees that the Sub-Adviser may give advice and take action with respect to any of its other Advisory Clients which may differ from advice given or the timing or nature of action taken with respect to any client or account so long as it is the Sub-Adviser’s policy, to the extent practicable, to allocate investment opportunities to the client or account on a fair and equitable basis relative to its other Advisory Clients. It is understood that the Sub-Adviser shall not have any obligation to recommend for purchase or sale any loans which its principals, affiliates or employees may purchase or sell for its or their own accounts or for any other client or account if, in the opinion of the Sub-Adviser, such transaction or investment appears unsuitable, impractical or undesirable for the Fund. Nothing herein shall be construed as constituting the Sub-Adviser an agent of the Fund; and
(b)the Sub-Adviser and its affiliates may face conflicts of interest as described in the Fund’s Registration Statement and/or the Fund’s periodic filings with the SEC (as such disclosures may be updated from time to time) and such disclosures have been provided, and any updates will be provided, to the Board of Trustees in connection with its consideration of this Agreement and any future renewal of this Agreement.
8.Limit of Liability.
(a)The Sub-Adviser and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with it (the “Indemnified Parties”) shall not be liable for any error of judgment or mistake of law or for any act or omission or any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that the Sub-Adviser shall not be protected against any liability to the Fund or its shareholders to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the reckless disregard of its duties and obligations (“disabling conduct”). An Indemnified Party may consult with counsel and accountants in respect of the Fund’s affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel and accountants; provided, that such counsel or accountants were selected with reasonable care. Absent disabling conduct, the Fund will indemnify the Indemnified Parties against, and hold them harmless from, any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of the Sub-Adviser’s services under this Agreement or otherwise as adviser for the Fund. The Indemnified Parties shall not be liable under this Agreement or otherwise for any loss due to the mistake, action, inaction, negligence, dishonesty, fraud or bad faith of any broker or other agent; provided, that such broker or other agent shall have been selected, engaged or retained and monitored by the Sub-Adviser in good faith, unless such action or inaction was made by reason of disabling conduct, or in the case of a criminal action or proceeding, where the Sub-Adviser had reasonable cause to believe its conduct was unlawful.
Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before which the proceeding was brought that the Indemnified Party was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Indemnified Party was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of trustees of the Fund who are neither “interested persons” of the Fund nor parties to the proceeding (“disinterested non-party trustees”) or (b) an independent legal counsel in a written opinion.
An Indemnified Party shall be entitled to advances from the Fund for payment of the reasonable expenses (including reasonable counsel fees and expenses) incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law. Prior to any such advance, the Indemnified Party shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Indemnified Party shall provide a security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party trustees or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Indemnified Party will ultimately be found to be entitled to indemnification.
(b)Notwithstanding Section 8(a) to the contrary, the Fund shall not provide for indemnification of an Indemnified Party for any liability or loss suffered by an Indemnified Party, nor shall the Fund provide that any of the Indemnified Parties be held harmless for any loss or liability suffered by the Fund, unless all of the following conditions are met:
(i)the Fund has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Fund;
(ii)the Fund has determined, in good faith, that the Indemnified Party was acting on behalf of or performing services for the Fund;
(iii)the Fund has determined, in good faith, that such liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnified Party is the Sub-Adviser or an Affiliate (as defined in the Fund’s Declaration of Trust) of the Sub-Adviser, or (B) gross negligence or willful misconduct, in the case that the Indemnified Party is a director of the Fund who is not also an officer of the Fund or the Sub-Adviser or an Affiliate of the Sub-Adviser; and
(iv)such indemnification or agreement to hold harmless is recoverable only out of the Fund’s net assets and not from the Fund shareholders.
Furthermore, the Indemnified Party shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met:
(i)there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnified Party;
(ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnified Party; or
(iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnified Party and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which Shares were offered or sold as to indemnification for violations of securities laws.
(c)The Fund may pay or reimburse reasonable legal expenses and other costs incurred by the Indemnified Party in advance of final disposition of a proceeding only if all of the following are satisfied:
(i)the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Fund;
(ii)the Indemnified Party provides the Fund with written affirmation of such Indemnified Party’s good faith belief that the Indemnified Party has met the standard of conduct necessary for indemnification by the Fund;
(iii)the legal proceeding was initiated by a third party who is not a Fund shareholder, or, if by a Fund shareholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and
(iv)the Indemnified Party provides the Fund with a written agreement to repay the amount paid or reimbursed by the Fund, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnified Party did not comply with the requisite standard of conduct and is not entitled to indemnification.
9.Duration and Termination.

(a)This Agreement shall become effective as of January 1, 2025. This Agreement may be terminated at any time, without the payment of any penalty, on 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Fund, by the vote of the Fund’s trustees, or by the Adviser, or on 90 days’ written notice by the Sub-Adviser to the Adviser. The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Sub-Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Sub-Adviser shall be entitled to any amounts owed under Sections 2 or 5 through the date of termination or expiration, and Section 8 shall continue in force and effect and apply to the Sub-Adviser and its representatives as and to the extent applicable.
(b)This Agreement shall continue in effect until May 31, 2025, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board of Trustees, or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Fund’s Board of Trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act.
(c)This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act).
(d)After the termination of this Agreement, the Sub-Adviser shall not be entitled to compensation for further services provided hereunder, except that it shall be entitled to receive from the Adviser within 30 days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to the Sub-Adviser prior to termination of this Agreement, including any deferred fees. The Sub-Adviser shall promptly upon termination of this Agreement:
(i)Deliver to the Adviser a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Adviser;
(ii)Deliver to the Adviser all assets and documents of the Fund then in custody of the Sub-Adviser; and
(iii)Cooperate with the Adviser to provide an orderly management transition.
10.Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.
11.Conflicts of Interest and Prohibited Activities.

(a)The Sub-Adviser is not hereby granted or entitled to an exclusive right to sell or exclusive employment to sell assets for the Allocated Portion of the Fund.
(b)The Sub-Adviser shall not: (i) receive or accept any rebate, give-up or similar arrangement that is prohibited under applicable federal or state securities laws or that would circumvent NASAA Omnibus Guidelines; (ii) participate in any reciprocal business arrangement that would circumvent provisions of applicable federal or state securities laws or NASAA Omnibus Guidelines governing conflicts of interest or investment restrictions; or (iii) enter into any agreement, arrangement or understanding that would circumvent the restrictions against dealing with affiliates or promoters under applicable federal or state securities laws or NASAA Omnibus Guidelines.
(c)The Sub-Adviser shall not directly or indirectly pay or award any fees or commissions or other compensation to any person engaged to sell Shares or give investment advice to a potential shareholder; provided, however, that this subsection shall not prohibit the payment to a registered broker-dealer or other properly licensed agent of sales commissions or other compensation (including cash compensation and non-cash compensation (as such terms are defined under FINRA Rule 2310)) for selling or distributing Shares, including out of the Sub-Adviser’s own assets, including those amounts paid to the Sub-Adviser under this Agreement.
(d)The Sub-Adviser covenants that it shall not permit or cause to be permitted the Fund’s funds to be commingled with the funds of any other person and the funds will be protected from the claims of affiliated companies.
12.Notices. Any notice hereunder shall be in writing and shall be delivered in person or by facsimile (followed by delivery in person) to the parties at the addresses set forth below.
If to the Fund:
Blackstone Private Credit Fund
345 Park Avenue, 31st Floor
New York, New York 10154
Attn: Chairman, Co-Chief Executive Officer and Trustee
If to the Adviser:
Blackstone Private Credit Strategies LLC
345 Park Avenue, 31st Floor
New York, New York 10154
Attn: Marisa J. Beeney, General Counsel
If to the Sub-Adviser:
Blackstone Credit BDC Advisors LLC
345 Park Avenue, 31st Floor

New York, New York 10154
Attn: Marisa J. Beeney, General Counsel
or to such other address as to which the recipient shall have informed the other party in writing.
Unless specifically provided elsewhere, notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and, if by facsimile and mail, on the date on which such facsimile or mail is sent.
13.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto caused their duly authorized signatories to execute this Agreement as of this 7th day of November, 2024.
BLACKSTONE PRIVATE CREDIT FUND
By:    /s/ Oran Ebel_________________________
Name:    Oran Ebel
Title:    Chief Legal Officer and Secretary
BLACKSTONE PRIVATE CREDIT STRATEGIES LLC, AS ADVISER
By:    /s/ Marisa J. Beeney___________________
Name:    Marisa J. Beeney
Title:    Authorized Signatory
BLACKSTONE CREDIT BDC ADVISORS LLC, AS SUB-ADVISER
By:    /s/ Marisa J. Beeney___________________
Name:    Marisa J. Beeney
Title:    Authorized Signatory

[Signature page to the BCRED Sub-Advisory Agreement]

Exhibit A
(a) Management Fee. The management fee is accrued monthly and paid quarterly in arrears at an annual rate of 1.25% of the Fund’s net assets as of the beginning of the first calendar day of the applicable month.
(b) Incentive Fee. The incentive fee will consist of two components that are independent of each other, with the result that one component may be payable even if the other is not. A portion of the incentive fee is based on a percentage of the Fund’s income and a portion is based on a percentage of the Fund’s capital gains, each as described below.
(i) Incentive Fee on Pre-Incentive Fee Net Investment Income. The portion based on the Fund’s income is based on Pre-Incentive Fee Net Investment Income Returns. “Pre-Incentive Fee Net Investment Income Returns” means, as the context requires, either the dollar value of, or percentage rate of return on the value of the Fund’s net assets at the end of the immediate preceding quarter from, interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that the Fund receives from portfolio companies) accrued during the calendar quarter, minus the Fund’s operating expenses accrued for the quarter (including the management fee, expenses payable under the Administration Agreement, and any interest expense or fees on any credit facilities or outstanding debt and dividends paid on any issued and outstanding preferred shares, but excluding the incentive fee and any distribution or shareholder servicing fees).
Pre-Incentive Fee Net Investment Income Returns include, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with pay-in-kind interest and zero coupon securities), accrued income that the Fund has not yet received in cash. Pre-Incentive Fee Net Investment Income Returns do not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.
Pre-Incentive Fee Net Investment Income Returns, expressed as a rate of return on the value of the Fund’s net assets at the end of the immediate preceding quarter, is compared to a “hurdle rate” of return of 1.25% per quarter (5.0% annualized).
The Fund will pay the Adviser, which in turn will pay to the Sub-Adviser, an incentive fee quarterly in arrears with respect to the Fund’s Pre-Incentive Fee Net Investment Income Returns in each calendar quarter as follows:
•no incentive fee based on Pre-Incentive Fee Net Investment Income Returns in any calendar quarter in which the Fund’s Pre-Incentive Fee Net Investment Income Returns do not exceed the hurdle rate of 1.25%;

•100% of the dollar amount of the Fund’s Pre-Incentive Fee Net Investment Income Returns with respect to that portion of such Pre-Incentive Fee Net Investment Income Returns, if any, that exceeds the hurdle rate but is less than a rate of return of 1.43% (5.72% annualized). This is referred to as Pre-Incentive Fee Net Investment Income Returns (which exceeds the hurdle rate but is less than 1.43%) as the “catch-up”; and
•12.5% of the dollar amount of the Fund’s Pre-Incentive Fee Net Investment Income Returns, if any, that exceed a rate of return of 1.43% (5.72% annualized).
(ii) Incentive Fee Based on Capital Gains. The second component of the incentive fee, the capital gains incentive fee, is payable at the end of each calendar year in arrears.
The amount payable equals:
•12.5% of cumulative realized capital gains from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fee on capital gains as calculated in accordance with GAAP.
Each year, the fee paid for the capital gains incentive fee is net of the aggregate amount of any previously paid capital gains incentive fee for all prior periods. The Fund will accrue, but will not pay, a capital gains incentive fee with respect to unrealized appreciation because a capital gains incentive fee would be owed to the Adviser, and in turn to the Sub-Adviser, if the Fund were to sell the relevant investment and realize a capital gain. In no event will the capital gains incentive fee payable pursuant to this Agreement be in excess of the amount permitted by the Investment Advisers Act of 1940, as amended, including Section 205 thereof.